Exhibit 99.1
Global Cash Access Announces New Executive Vice President of Sales
Las Vegas, NV, April 29, 2010 — Global Cash Access Holdings, Inc. (NYSE:GCA) (the “Company”) announced today that it has named David Lucchese as its Executive Vice President of Sales. Mr. Lucchese joins the Company from Bally Technologies, Inc., where he was most recently the Vice President of Sales, Games, and was previously the Senior Vice President of Sales, Systems.
“We believe that David’s outstanding experience in the gaming industry in both slot system and product sales will serve us extremely well” said Scott Betts, the Company President and Chief Executive Officer. “Our stated goals are to deliver on cashless product innovation and fully integrate cash access technologies on the gaming floor. David’s deep roots and relationships are going to be an important factor in our achieving these goals, while capitalizing on the Company’s market leading position in providing cash access services to the gaming industry.”
Mr. Lucchese will join the Company on April 30, 2010, and will oversee all of the Company’s domestic sales. Steve Lazarus will continue as the Company’s Senior Vice President of Sales with ongoing sales responsibilities for the Company’s significant domestic customers.
About Global Cash Access Holdings, Inc.
Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of the Company, is a leading provider of cash access products and related services to over 1,100 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card cash advances, check verification and warranty services, and Western Union money transfers. GCA also provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s Web site at www.gcainc.com.